Exhibit 2.6

                                 PROMISSORY NOTE

U.S. $[45,000,000]                                     New York, New York
                                                       [EFFECTIVE DATE OF PLAN]


           FOR VALUE RECEIVED, the undersigned, MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of AETNA INC., a Pennsylvania corporation ("AETNA") (Aetna being the "PAYEE"), the principal amount of [FORTY-FIVE MILLION U.S. DOLLARS] (U.S. $[45,000,000])(1) on the Maturity Date (as defined below). Both principal and interest hereunder are payable in lawful money of the United States of America to the Payee at its principal place of business at 151 Farmington Avenue, Hartford, CT 06156, Attention L. Edward Shaw, Jr., General Counsel, or at such other place as the Payee may designate from time to time in writing (such principal place of business or other place being the "PAYMENT PLACE"), in cash or other immediately available funds. Unless otherwise defined in the text of this Note, capitalized terms used herein shall have the meaning ascribed to such terms in Section 17.

           SECTION 1. Interest. (a) The Company hereby promises to pay interest on the unpaid principal amount of this Note from January __, 2004 until the Maturity Date, in cash or other immediately available funds, at the Applicable Rate, payable as set forth in Section 1(b) and computed on the basis of a year of 365/366 days for the actual number of days elapsed (including the first day but excluding the last day).

           (b) Interest accruing pursuant to Section 1(a) of this Note shall be payable as set forth in this Section 1(b):

                      (i) Interest accruing pursuant to Section 1(a) on the unpaid principal amount of this Note from and after the date hereof shall be payable in arrears on each Interest Payment Date, in cash or other immediately available funds, to the Payee at the Payment Place.

                      (ii) On each date on which any principal amount of this Note shall be paid, the Company shall pay to the Payee at the Payment Place accrued interest on the amount of such principal so paid, in cash or other immediately available funds.

                      (iii) If any Interest Payment Date, Maturity Date or other date fixed for payment hereunder is not a Business Day, such payment date shall be extended to the next succeeding Business Day, and during any such extension, interest on the unpaid principal amount of this Note shall accrue and be payable at the Applicable Rate as set forth in Section 1(a).

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(1) To be increased by interest on $60 million from February 15, 2003 through the Effective Date of the Plan, as set forth in the Restructuring Term Sheet.

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           SECTION 2. Term. The Maturity Date of this Note shall be the Initial
Maturity Date unless either of the two following conditions shall apply:

           (a) in the event that the term of the Aetna Services Agreement is extended for the "Extension Term" (as such term is defined in the Aetna Services Agreement) pursuant to the terms and conditions set forth in Section 9.A of the Aetna Services Agreement, then the Maturity Date shall be the Final Maturity Date and the mandatory prepayment described in Section 3(a) of this Note shall be payable; and

           (b) in the event that (i) the Purchase Option is exercised pursuant to the terms and conditions set forth in Section 7.B of the Aetna Services Agreement and (ii) the purchase contemplated by the Purchase Option is consummated on the terms and conditions set forth in the Asset Purchase Agreement, then the Maturity Date shall be the Early Maturity Date.

           SECTION 3. Payment of Principal; Mandatory Prepayment. (a) Scheduled Payment. On the applicable Maturity Date, the Company shall pay to the Payee, in cash or other immediately available funds, the entire unpaid principal amount of this Note, plus all accrued and unpaid interest thereon. In the event the term of the Aetna Services Agreement is extended for the "Extension Term" (as such term is defined in the Aetna Services Agreement) pursuant to the terms and conditions set forth in Section 9.A of the Aetna Services Agreement, then the Company shall pay to the Payee, as a mandatory prepayment, on the date that would otherwise have been the Initial Maturity Date, an amount equal to 50% of the original principal amount of this Note, plus all accrued and unpaid interest thereon.

           (b) Optional Prepayment.

                      (i) The Company may, at any time and from time to time, without premium or penalty, prepay all or a portion of the unpaid principal amount of this Note, together with unpaid accrued interest on the amount so prepaid to the date chosen for prepayment, payable in cash or other immediately available funds.

                      (ii) Any prepayment under clause (i) above made prior to the Maturity Date shall be deemed credited against principal and interest payments outstanding as of such prepayment date pursuant to the terms hereof (applied first to the payment of interest and then to the payment of principal).

                      (iii) In the event the Company is required to make a mandatory prepayment under subsection (a) above, any prepayment under clause (i) above made prior to such scheduled mandatory prepayment shall be deemed credited against the amount of such mandatory prepayment.

           (c) Replacement Note. In the event that the Company shall prepay less than all of the outstanding principal amount of this Note, the Company shall, at


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the request of the Payee, deliver to the Payee upon such prepayment a replacement Note representing the remaining outstanding principal amount of this Note.

           SECTION 4. General Provisions Regarding Payments. The Company will pay all amounts due hereunder free and clear of and without reduction for any taxes, levies, imposts, deductions, withholding or charges and without set-off or counterclaim (other than as provided in Section 15). The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

           SECTION 5. Representations and Warranties. The Company represents and warrants to the Payee as of the date hereof that (i) the Company is a duly organized and existing corporation and is duly authorized to enter into, deliver and perform this Note, which constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, (ii) neither the making of this Note nor the performance by the Company of its obligations hereunder will violate any provision of law or any agreement, indenture, note or other instrument binding upon the Company or any of its Subsidiaries or the Company's certificate of incorporation or by-laws or other constitutional documents or give cause for acceleration of any indebtedness of the Company or any of its Subsidiaries (iii) no authority from or approval by any governmental body, commission or agency is required in connection with the making or validity of and the execution, delivery and performance of this Note, (iv) there are no actions, suits or proceedings pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition, business or operations of the Company or the ability of the Company to perform its obligations under this Note and (v) the Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities.

           SECTION 6. Events of Default. (a) For purposes of this Note, an "Event of Default" shall be deemed to have occurred upon:

                      (i) any failure by the Company to pay (by delivery of cash or other immediately available funds) all or any portion of principal under this Note when the same shall be due and payable in accordance with the terms hereof, whether on the Maturity Date, by acceleration or otherwise; or

                      (ii) any failure by the Company to pay (by delivery of cash or other immediately available funds) all or any portion of any interest under this Note when the same shall be due and payable, which failure continues unremedied for a period of three Business Days; or

                      (iii) (A) the filing by the Company of a voluntary petition seeking liquidation, reorganization, arrangement, dissolution or readjustment, in any form, of its debts under Title 11


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
           of the United States Code (or corresponding provisions of future laws) or any other applicable state, federal or foreign bankruptcy, insolvency or similar law, or the filing by the Company of an answer consenting to or acquiescing in any such petition, (B) the making by the Company of any assignment for the benefit of its creditors, (C) the filing of (x) an involuntary petition against the Company under Title 11 of the United States Code, or any other applicable bankruptcy, insolvency or similar law (or corresponding provisions of future laws), (y) an application for the appointment of a custodian, receiver, trustee or other similar official for the Company for all or a substantial part of the assets of the Company or (z) an involuntary petition against the Company seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, dissolution, relief or composition of the Company or any of the Company's debts under any other federal or state or foreign insolvency or similar law, provided that any such filing referred to in this clause (C) shall not have been vacated, set aside or stayed within a 60 day period from the date thereof, (D) the entry against the Company of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect or (E) any corporate board of director or shareholder action to effect or in furtherance of any of the foregoing;

                      (iv) except in accordance with the terms thereof, for any reason any Collateral Document ceases to be in full force and effect or any Lien intended to be created thereby ceases to be or is not valid and perfected; or, except in accordance with the terms thereof, any Lien in favor or made for the benefit of the Payee contemplated by any Collateral Document, shall, at any time, be invalidated or otherwise cease to be in full force and effect;

                      (v) any representation or warranty made by the Company in this Note shall prove to have been incorrect in any material respect when made; or

                      (vi) there is an Event of Default under the Senior Secured Credit Agreement and the lenders or the agent on behalf of the lenders have caused, with the giving of notice if required, the Company's obligations thereunder to become due and payable prior to its stated maturity.

           (b) Upon the occurrence and during the continuance of any Event of Default described in Section 6(a) other than in clause (iii) thereof, the Payee may, by written notice to the Company and the administrative agent under the Senior Secured Credit Agreement, declare all or any portion of the unpaid principal amount of this Note and all interest accrued thereon to be due and payable immediately, provided that if there are any amounts outstanding under the Senior Secured Credit Agreement at such time, such declaration shall become effective upon the first to occur of the acceleration of the Senior Secured


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
Credit Agreement and five Business days after such notice is received by such administrative agent. Upon the occurrence of any Event of Default described in clause (iii) of Section 6(a), the unpaid principal amount of this Note and all interest accrued thereon shall automatically become due and payable, without any action or notice by the Payee. Demand, presentment, protest and notice of non-payment, or any other notice or demand whatsoever, are hereby waived by the Company. All payments made following an Event of Default and all proceeds of Collateral received by the Payee in respect of this Note shall be applied first to the payment of all expenses owing to the Payee hereunder, second to interest and last to the original principal amount of this Note.

           SECTION 7. Collateral. The obligations of the Company under this Note are secured and guaranteed as provided in the Collateral Documents executed in connection herewith, and reference is made to such documents for the terms and conditions governing the collateral security for, and guarantee of, the obligations of the Company hereunder.

           SECTION 8. Waiver or Alteration. None of the provisions hereof may be waived, altered or amended, except by a written instrument signed by the Payee and the Company. In the case of any waiver, the Company and the Payee shall be restored to their former respective positions and rights hereunder, and any Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly provided in such waiver.

           SECTION 9. Remedies Cumulative. No failure to exercise or delay in exercising any right, remedy, power or privilege hereunder or under the Collateral Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under the Collateral Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the Collateral Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

           SECTION 10. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and personally delivered with receipt acknowledged or mailed, postage prepaid, via registered mail, return receipt requested, if to the Payee, at its address first set forth above or any other address notified in writing by the Payee to the Company, and if to the Company, at its address at 6950 Columbia Gateway Drive, Columbia, MD 21046,
Attention: General Counsel, with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Robert L. Messineo, Esq.,
Telecopier: 212-310-8007, or any other address notified in writing by the Company to the Payee. Any notice given in conformity with the foregoing shall be deemed given when personally delivered or upon the date of delivery specified in the registered mail receipt.

           SECTION 11. Governing Law; Jurisdiction. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York as in effect from time to time, without giving effect to any choice of laws


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
or conflict of laws principles thereof (other than Section 5-1401 of the General Obligations Law). The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Note. The company irrevocably waives, to the fullest extent permitted by law, any objection which the Company may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Note.

           SECTION 12. Severability. If any provision of this Note is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the holder hereof in order to effectuate the provisions hereof and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any other provision in any other jurisdiction, including the State of New York.

           SECTION 13. Successors and Assigns; Transferability. This Note shall be binding upon the Company and its successors and assigns and is for the benefit of the Payee and its successors and assigns, except that the Company may not assign or otherwise transfer its rights or obligations under this Note. The Payee may at any time and from time to time without the consent of the Company assign all or any portion of its rights under this Note to one or more affiliates of the Payee.

           SECTION 14. Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and the Company's receipt of an indemnity agreement of the Payee reasonably satisfactory to the Company, the Company will, at the expense of the Payee, execute and deliver, in lieu thereof, a new Note of like terms.

           SECTION 15. Right of Set-off. In the event that (i) the Purchase Option is exercised pursuant to the terms and conditions set forth in Section 7.B of the Aetna Services Agreement and (ii) the purchase contemplated by the Purchase Option is consummated, then the Company shall, at the Closing, set-off the "Purchase Price" and the "Closing Network Adjustment" (each term as defined in the Asset Purchase Agreement) payable by Payee to the Company under Section 2.07(a) of the Asset Purchase Agreement, against the principal amount of this Note plus all accrued but unpaid interest thereon.

           SECTION 16. Expenses; Indemnity. The Company shall pay (i) all reasonable out-of pocket expenses of the Payee in connection with the preparation of this Note, any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of pocket expenses incurred by the Payee, including (without duplication) the reasonable fees and disbursements


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
of outside counsel in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. Without limitation of the foregoing, the Company agrees to indemnify the Payee, its affiliates and the respective directors, officers, agents and employees of the foregoing (each, an "INDEMNITEE") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and settlement costs, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Note; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence, recklessness or willful misconduct.

           SECTION 17. Definitions.

           (a) For purposes of this Note, the following terms have the following meanings:

                               "AETNA" shall have the meaning ascribed to such
                     term in the first paragraph of this Note.

                               "AETNA SERVICES AGREEMENT" shall mean the Master
                     Service Agreement dated as of August 5, 1997 by and among Aetna, the Company and a Subsidiary of the Company, as amended from time to time prior to the date hereof (including without limitation by the Second Amendment thereto dated as of March 11, 2003 and the Third Amendment thereto dated as of January __, 2004) and as such agreement may be further amended, supplemented or modified from time to time.

                               "APPLICABLE RATE" shall mean the sum of (i) the
                     higher of (x) the Prime Lending Rate at such time and (y) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time plus (ii) 3.25% plus (iii) solely in the case of overdue amounts of principal or interest, 2.0%.

                               "ASSET PURCHASE AGREEMENT" shall mean an
                     agreement between the Company and the Payee substantially in the form of Exhibit D to the Aetna Services Agreement.

                               "BUSINESS DAY" shall mean a day other than a
                     Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

                               "CLOSING" shall have the meaning ascribed to
                     such term in the Asset Purchase Agreement.

                               "COLLATERAL" shall have the meaning ascribed to
                     such term in the respective Collateral Documents.


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
                               "COLLATERAL DOCUMENTS" shall mean the Security
                     Agreement, Pledge Agreement and Subsidiaries Guaranty, each dated as of January __, 2004, made by the Company and certain of its Subsidiaries in favor of Deutsche Bank Trust Company America, as collateral agent (or any successor collateral agent), the Subordinated Guaranty, dated as of January __, 2004, made by those Subsidiaries of the Company party thereto in favor of Aetna, and all other security agreements, guarantees, mortgages, deeds of trust, collateral assignments and other agreements or conveyances at any time delivered to the Payee to create or evidence Liens to secure the obligations of the Company hereunder, as the same may be amended, modified or supplemented from time to time.

                               "COMPANY" shall have the meaning ascribed to
                     such term in the first paragraph of this Note.

                               "EARLY MATURITY DATE" shall mean the date of
                     the Closing.

                               "FEDERAL FUNDS RATE" shall mean, for any period,
                     a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York (or, if such rate is not so published for any day which is a Business Day, the next preceding Business day on which it is published).

                               "FINAL MATURITY DATE" shall mean December 31,
                     2006.

                               "INITIAL MATURITY DATE" shall mean December 31,
                     2005.

                               "INTEREST PAYMENT DATE" shall mean the last day
                     of each March, June, September and December, commencing on first such date after the date hereof.

                               "LIEN" shall mean any mortgage, lien, pledge,
                     charge, security interest or encumbrance of any kind in respect of any asset, whether now owned or hereafter acquired, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

                               "MATURITY DATE" shall mean the Initial Maturity
                     Date, the Final Maturity Date or the Early Maturity Date as the case may be.

                               "NOTE" means this Note.


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
                                 "PAYEE" shall have the meaning ascribed to such
                      term in the first paragraph of this Note.

                                 "PAYMENT PLACE" shall have the meaning ascribed
                      to such term in the first paragraph of this Note.

                                 "PRIME LENDING RATE" shall mean the rate which
                      Deutsche Bank AG, New York Branch, announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Deutsche Bank AG, New York Branch, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

                                 "PURCHASE OPTION" shall have the meaning set
                      forth in the Aetna Services Agreement.

                                 "SENIOR SECURED CREDIT AGREEMENT" shall mean
                      the Credit Agreement, dated as of January __, 2004, among the Company, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas, as administrative agent, together with the related documents thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

                                 "SUBSIDIARY" shall mean any person or entity of
                      which at least a majority of the capital stock or other equity interests (including partnership interests) having ordinary voting power for the election of directors or other governing body of such person or entity is owned or controlled by the Company, directly or indirectly through one or more subsidiaries.

           (b) Unless otherwise provided herein, (i) the word "from" shall mean from and including and (ii) the words "to" or "until" shall mean to and until but excluding.

           (c) All references to "Sections" in this Note shall be to Sections of this Note unless otherwise specifically provided.


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
           SECTION 18. Descriptive Headings. The descriptive headings of this Note are inserted for convenience only and do not constitute a part of this Note.

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                                    MAGELLAN HEALTH SERVICES, INC.


                                    By:
                                        --------------------------------------
                                        Name:
                                        Title: